EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106146, 333-107343, and 333-109523 and 333-160322 on Form S-3 and Nos. 333-106148, 333-106479, 333-124289, 333-132858, 333-142298 and 333-159236 on Form S-8 of Mindspeed Technologies, Inc. of our report dated November 24, 2009, relating to the consolidated financial statements and financial statement schedule of Mindspeed Technologies, Inc., appearing in this Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the year ended October 2, 2009.
DELOITTE & TOUCHE LLP
Costa Mesa, CA
November 24, 2009